Exhibit 18.1

November 12, 2019

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, Nevada 89134

Dear Sirs/Madams:

At your request, we have read the description included in the Cannae Holdings, Inc. (the “Company”) Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2019, of the facts relating to the elimination of the three-month reporting lag for the Company’s equity method investment and proportionate share of losses in Star Parent, L.P., the ultimate parent of The Dun & Bradstreet Corporation. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Cannae Holdings, Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2018. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its subsidiaries as of any date or for any period subsequent to December 31, 2018.

Yours truly,

/s/ Deloitte & Touche, LLP

Las Vegas, Nevada